As filed with the Securities and Exchange Commission on May 2, 2018
Registration No. 333-62935

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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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PEOPLES BANCORP INC.
(Exact name of registrant as specified in its charter)

Ohio                             31-0987416
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                     Identification No.)

138 Putnam Street, P.O. Box 738, Marietta, Ohio                     45750-0738
(Address of Principal Executive Offices)                          (Zip Code)

Amended and Restated Peoples Bancorp Inc. 1993 Stock Option Plan
(Full title of the plan)

M. Ryan Kirkham, Esq. General Counsel & Corporate Secretary Peoples Bancorp Inc. 138 Putnam Street P. O. Box 738 Marietta, Ohio 45750-0738 (Name and address of agent for service)	Copy to: Elizabeth Turrell Farrar, Esq. Vorys, Sater, Seymour and Pease LLP 52 East Gay Street Columbus, Ohio 43215
                                       (740) 376-7574
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 relates to the Form S-8 Registration Statement, Registration No. 333-62935, filed with the Securities and Exchange Commission on September 4, 1998 (the “Registration Statement”), which registered 150,000 common shares, without par value (the “Common Shares”), of Peoples Bancorp Inc. (the “Company”) to be offered or sold to participants under the Amended and Restated Peoples Bancorp Inc. 1998 Stock Option Plan (the “Plan”).
The Plan has terminated and, as a result, the Company is no longer offering or selling Common Shares under the Plan.
In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, pursuant to this Post-Effective Amendment No. 1 to the Registration Statement, the Company hereby removes from registration all of the Common Shares of the Company that were registered under the Registration Statement but remain unsold under the Plan, if any.

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signature page follows.]

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Ohio, on the second day of May, 2018.

PEOPLES BANCORP INC.

By:     /s/ CHARLES W. SULERZYSKI
Charles W. Sulerzyski
President and Chief Executive Officer